UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2008 (May 20, 2008)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-32739 (Commission File Number)	20-1821898 (IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee (Address of principal executive offices)	37067 (Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At the Annual Meeting of Stockholders (the “Annual Meeting”) of HealthSpring, Inc. (the “Company”) held on May 20, 2008, the Company’s stockholders approved the HealthSpring, Inc. 2008 Management Stock Purchase Plan (the “MSPP”).
     Subject to adjustment as provided in the plan, the MSPP provides for the granting of rights to purchase shares of the Company’s common stock to officers (including executive officers) of the Company. The maximum number of shares of common stock to be authorized and reserved for issuance under the MSPP is 500,000 shares, subject to equitable adjustment as set forth in the MSPP, provided that generally no individual officer may exercise rights to receive shares valued at more than $5,000,000 in any year under the MSPP. The MSPP is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee can make such rules and regulations and establish such procedures for the administration of the MSPP as it deems appropriate.
     The following is a brief summary of the principal features of the MSPP, which is qualified in its entirety by reference to the full text of the MSPP, which is identified as Exhibit 10.1 and incorporated herein by reference.
     All officers of the Company and each designated subsidiary shall be eligible to be designated as participants in the MSPP. Each participant may elect to receive, in lieu of a specified portion of his or her annual bonus, a number of restricted shares equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 85% of the fair market value of a share on the date on which such restricted shares are granted. Any participant who makes such an election will be entitled to a grant of restricted shares generally by March 15 of each calendar year following the year for which the election is in effect. Except for 2008, for which participants may elect to participate for the remaining portion of the year, an election to participate in the MSPP is generally effective beginning with the calendar year next following the year in which the election is made. Once an election has become effective, a participant may cancel such election or make a change in the applicable bonus reduction percentage by filing an appropriate notice. Any such notice is generally not effective, however, until the beginning of the calendar year next following the year in which it is filed.
     The restricted period for restricted shares granted under the MSPP is generally two years from the date of grant. If the Committee determines that the Company may lose its federal income tax deduction in connection with the future lapsing of the restrictions on restricted shares held by an executive officer because of the $1.0 million annual deductibility cap of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Committee, in its discretion, can cause some or all of such restricted shares to be converted into an equal number of “restricted stock units,” as to which payment will be postponed until such time as the payment will not cause the Company to lose its deduction. When the payment is made, it will be made in shares of common stock.
     With respect to restricted shares granted under the MSPP, if a participant’s employment is terminated during the restricted period, then, except as provided below, the participant’s rights to such restricted shares will be entirely forfeited and the participant will instead have the right to receive a cash payment equal to the lesser of (i) the then-current fair market value of the restricted shares, or (ii) the bonus amounts foregone by the participant as a condition of receiving such restricted shares. If, during the restricted period, termination of employment of a participant resulted from death or total or permanent disability, or in the event of a change in control, the restrictions on the restricted shares will immediately lapse. If, during the restricted period, a participant is terminated by the Company without cause, the participant’s right to the restricted shares will be forfeited entirely and the participant will instead have the right to receive a cash payment equal to either (i) the then-current fair market value of the restricted shares, or (ii) the bonus amounts foregone by the participant as a condition of receiving such restricted shares. The Committee will decide, in its sole discretion, which of these amounts will be payable. In addition, the Committee may, in its discretion, accelerate the lapse of such restrictions upon a participant’s retirement. The same rules regarding termination of employment will apply to any restricted share units that have been substituted for restricted shares.
     The Committee can, in its discretion and on such terms and conditions as it determines, permit or require a participant to pay all or a portion of any taxes arising in connection with the grant of restricted shares or the lapse of restrictions thereon by having the Company withhold such shares of the common stock or by the participant delivering previously acquired shares of the common stock having a fair market value equal to the amount of taxes to be withheld.
     No grants of restricted stock can be made under the MSPP after May 20, 2018. Holdings of restricted shares acquired prior thereto, however, can extend beyond such date, and the provisions of the MSPP will continue to apply thereto.
     The Board can amend, suspend, or discontinue the MSPP; provided, however, that no amendment that requires stockholder approval for the MSPP to comply with any law, regulation, or stock exchange requirement will be effective unless approved by the requisite vote of stockholders. In addition, the Committee can make such amendments as it deems necessary to comply with applicable laws, rules, and regulations.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 10.1	HealthSpring, Inc. 2008 Management Stock Purchase Plan (incorporated by reference as Exhibit A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 20, 2008)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, General Counsel, and Secretary

Date: May 23, 2008

EXHIBIT INDEX

No.	Exhibit
10.1	HealthSpring, Inc. 2008 Management Stock Purchase Plan (incorporated by reference as Exhibit A to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 20, 2008)